Exhibit 99.1

ServiceNow to Offer $750 Million of Convertible Senior Notes Due 2022

SANTA CLARA, Calif., May 22, 2017 - ServiceNow, Inc. (NYSE: NOW) today announced that it proposes to offer $750 million aggregate principal amount of convertible senior notes due 2022 (the “notes”), subject to market conditions and other factors. The notes are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). ServiceNow also intends to grant to the initial purchasers of the notes an option to purchase up to an additional $112.5 million aggregate principal amount of notes, solely to cover over-allotments.

The notes will be general unsecured, senior obligations of ServiceNow.

The notes will mature on June 1, 2022, unless repurchased or converted in accordance with their terms prior to such date. Prior to February 1, 2022, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of ServiceNow common stock, cash or a combination of cash and shares of ServiceNow common stock, at the election of ServiceNow.

The interest rate, conversion rate, offering price and other terms are to be determined by negotiations between ServiceNow and the initial purchasers.

ServiceNow expects to use approximately $575.0 million of the net proceeds from the offering of the notes to repay its existing 0% senior convertible notes due 2018 (the “2018 notes”) through cash settlement upon conversion at maturity, or for potential repurchases of its 2018 notes prior to maturity; to pay the cost of the convertible note hedge transactions described below (after such cost is partially offset by the proceeds to ServiceNow from the sale of the warrant transactions described below) to manage potential dilution; and to repurchase up to $100.0 million of shares of ServiceNow common stock. ServiceNow expects to repurchase such shares at a purchase price equal to the closing price per share of its common stock on the date of the pricing of the offering. These repurchases of common stock could increase (or reduce the size of any decrease in) the market price of ServiceNow’s common stock or the notes prior to or concurrently with the pricing of the notes, and could result in a higher effective conversion price for the notes. ServiceNow intends to use the remaining net proceeds from the offering for working capital and other general corporate purposes.

In connection with the offering of the notes, ServiceNow expects to enter into convertible note hedge transactions with one or more of the initial purchasers of the notes or their respective affiliates and/or one or more other financial counterparties (the “hedge counterparties”), and expects to use a portion of the net proceeds from this offering to pay for the convertible note hedge transactions. The convertible note hedge transactions are expected generally to reduce the potential dilution upon any conversion of the notes and/or offset any cash payments ServiceNow is required to make in excess of the principal amount of converted notes in the event that the market price per share of ServiceNow common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions.

ServiceNow also expects to enter into separate warrant transactions with the hedge counterparties, and to use the proceeds of those warrant transactions to partially offset the cost of the convertible note hedge transactions. The warrant transactions could separately have a dilutive effect if the market price per share of ServiceNow common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants. If the initial purchasers exercise their over-allotment option, ServiceNow may enter into additional convertible note hedge and warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties have advised ServiceNow that they or their affiliates expect to enter into various derivative transactions with respect to ServiceNow common stock and/or purchase ServiceNow common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing (or reducing the size of any decrease in) the price of ServiceNow common stock or the notes at that time. In addition, the hedge counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to ServiceNow common stock and/or purchasing or selling ServiceNow common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes or following any repurchase of notes by ServiceNow on any fundamental change repurchase date or otherwise). This activity could also cause or avoid an increase or a decrease in the market price of ServiceNow common stock or the notes, which could affect the ability of holders of the notes to convert their notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that holders of notes will receive upon conversion of the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of ServiceNow common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of ServiceNow common stock issuable upon conversion of the notes have not been registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Use of forward looking statements

This press release contains “forward-looking statements” including, among other things, statements relating to the timing of the proposed offering and expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not ServiceNow will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United States or internationally, and whether the convertible note hedge and warrant transactions will become effective. We undertake no obligation, and do not intend, to update these forward-looking statements after the date of this release.

CONTACT:

ServiceNow

Media Contact:

Joanne Blum, 310-489-7278

press@servicenow.com

or

Investor Contact:

ir@servicenow.com

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